Registration No. 333-175118

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vanguard Health Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	62-1698183
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Vanguard Health Systems, Inc.
20 Burton Hills Boulevard, Suite 100
Nashville, Tennessee 37215
(615) 665-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

VANGUARD HEALTH SYSTEMS, INC. 2004 STOCK INCENTIVE PLAN
VANGUARD HEALTH SYSTEMS, INC. 2011 STOCK INCENTIVE PLAN
(Full Title of the Plan)

James H. Spalding
Executive Vice President, General Counsel and Secretary
20 Burton Hills Boulevard, Suite 100
Nashville, Tennessee 37215
(615) 665-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Vanguard Health Systems, Inc., a Delaware corporation (the “Registrant”), relates to Registration Statement 333-175118 filed by the Registrant with the Securities and Exchange Commission on June 24, 2011 registering 6,531,352 and 14,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant relating to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan and the Vanguard Health Systems, Inc. 2011 Stock Incentive Plan (the “Registration Statement”), respectively.

Effective as of October 1, 2013 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of June 24, 2013, by and among Tenet Healthcare Corporation, a Nevada corporation (“Parent”), Orange Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub and the Registrant merged under the laws of Delaware (the “Merger”), with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent. In connection with the Merger, all issued and outstanding Common Stock converted into the right to receive cash, other than certain excluded shares. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, Tennessee, on this 1st day of October, 2013.

VANGUARD HEALTH SYSTEMS, INC.

By:	/s/ James H. Spalding
Name: James H. Spalding
Title: Executive Vice President, General Counsel & Secretary

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.